EXHIBIT 2.3


               ASSIGNMENT & SECOND AMENDMENT TO PURCHASE AGREEMENT
                                     BETWEEN
                 NATIONAL COAL CORP., MANN STEEL PRODUCTS, INC.,
                        FRANK C. MANN AND WILLIAM T. MANN

         THIS ASSIGNMENT AND SECOND AMENDMENT (this "SECOND AMENDMENT") is made and entered into as of the 15th day of October, 2007 by and between NATIONAL COAL CORP., a Florida corporation (the "ASSIGNOR"), NCC Corp., an Alabama Corporation ("ASSIGNEE") and MANN STEEL PRODUCTS, INC., an Alabama corporation (the "CORPORATION") and Frank. C. Mann, II and William T. Mann (collectively the "OWNERS") (the Corporation and the Owners collectively the "SELLER").

                                    RECITALS:

         WHEREAS, on June 18, 2007 Assignor and Seller entered into that certain Purchase Agreement as amended by that Amendment to Purchase Agreement dated August 22, 2007 (the "PURCHASE AGREEMENT") whereby Assignor agreed to purchase and acquire from Seller all of the issued and outstanding stock of the Corporation;

         WHEREAS, the parties to desire to further amend the Purchase Agreement in order to make certain corrections, clarifications, and modifications.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree as follows:

1. PURCHASE PRICE. Section 3.3 (a) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

                  "In exchange for the Corporate Stock, at the Closing the Buyer shall transfer to or at the direction of the Owners, in cash in immediately available funds, an amount of Consideration (the "Purchase Price") equal to Fifty-Five Million Dollars ($55,000,000) LESS the sum of (a) One Million, Nine Hundred Thousand dollars ($1,900,000) to be placed in escrow with ServisFirst Bank for payment to certain key employees of the Company and (b) the amount equal to the Corporate Indebtedness at the Closing as provided on Schedule 2.7 as updated for Closing which shall be distributed to the respective parties listed on
         Schedule 2.7 at the time of Closing. The Purchase Price shall be subject to adjustment after the Closing as provided in Section 2.6."

2. TERMINATION. Section 11.1(b) shall be deleted in its entirety and replaced with the following:

                  "(b) By either the Seller or the Buyer after October 17, 2007, or such later date to which the Closing has been extended pursuant to the terms hereof, if the Closing has not occurred by such date;
         provided, however, that as of such date the party terminating this Agreement is not in material default or breach under this Agreement;"

3. ASSIGNMENT OF PURCHASE AGREEMENT. Assignor hereby assigns, transfers and conveys unto Assignee, and Assginee hereby assumes and agrees to perform all of the covenants, agreements and obligations of Assignor under the Purchase Agreement and all related agreements, including, without limitation, the obligation to purchase the Corporate Stock from Seller and pay the Purchase Price therefor, whether such obligations now exist or arise after the date hereof. Assignee shall hold harmless and indemnify and defend Assignor from and against any and all loss, cost, liability, expense, damage or claim arising out of or related to the obligations assigned to and assumed by Assignee hereunder. From and after the date hereof, all references in the Purchase Agreement to "Buyer" shall hereafter refer to Assignee. However, notwithstanding anything herein to the contrary, this assignment in no way releases the Assignor from any of its obligations under the Purchase Agreement or related documents.

4. CONSENT OF SELLER. Seller hereby consents to the assignment provided for in this Second Amendment.

5. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted in the Purchase Agreement.

6.       COUNTERPARTS.   This   Amendment   may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

7. AFFIRMATION. Except as amended by this Second Amendment, the terms and conditions of the Purchase Agreement remain in full force and effect.


                    [SIGNATURES CONTAINED ON FOLLOWING PAGE]


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


         IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

ASSIGNOR:               NATIONAL COAL CORP.

                        By:      /s/ Daniel A. Roling
                                 -----------------------------------------------
                                 Daniel A. Roling
                                 President & CEO


SELLER                  MANN STEEL PRODUCTS, INC.

                        By:      /s/ Frank C. Mann, II
                                 -----------------------------------------------
                        Name:    Frank C. Mann, II
                                 -----------------------------------------------
                        Title:   President                & Owner
                                 -------------------------


                        /S/ FRANK C. MANN, II
                        ------------------------------------------
                        FRANK C. MANN, II


                        /S/ WILLIAM T. MANN
                        ------------------------------------------
                        WILLIAM T. MANN


ASSIGNEE:               NCC CORP.

                        By:      /s/ Daniel A. Roling
                                 -----------------------------------------------
                                 Daniel A. Roling
                                 President


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